Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Genetronics Biomedical Corporation for the registration of 36,067,759 shares of its common stock and to the incorporation by reference therein of our report dated February 7, 2003 with respect to the consolidated financial statements of Genetronics Biomedical Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

San Diego, California

September 9, 2003